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                                                                   Exhibit 10.24

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of May 30, 1995, but effective as of January 1, 1995, is by and between ONEIDA MOLDED PLASTICS CORPORATION, a New York Corporation with its principal business offices at 104 South Warner Street, Oneida, New York 13421, ("Employer") and DAVID N. HARRINGTON, 104 Hunt Valley Road, Oneida, NY 13421, ("Employee"). The Employer and the Employee are referred to collectively in this Agreement as the "Parties".

1. Employment: Employer hereby employs the Employee, and Employee hereby accepts employment from Employer, as President and Chief Executive Officer of Employer upon the terms and conditions hereinafter set forth.

2. Term: The term of this Agreement shall begin as of January 1, 1995 and end on December 31,1997, unless sooner terminated pursuant to Paragraph 8 here of.

3. Compensation:

   3.1 Base Salary: Employer shall pay Employee an annual base salary as follows, payable in equal installments no less frequently than monthly:



                    Calendar Year           Amount
                    -------------           ------

                    1995                   $225,000
                    1996                    240,000
                    1997                    255,000


   3.2 Cash Bonus: Employee shall receive an annual cash bonus, if earned, in respect of each fiscal year during the term of this Agreement based upon a comparison of the actual EBIT for the fiscal year to the Budgeted EBIT for such fiscal year, as approved by the Board of Directors. The terms, "Budgeted EBIT", and "EBIT" are defined in Exhibit A hereto.
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     Employee's cash bonus, if any, shall be calculated according to the following:

         EBIT                                               Bonus
  If actual EBIT is greater than or equal to
  80 percent of Budgeted EBIT and less than
  100 percent of Budgeted EBIT                      20 percent of base salary

  If actual EBIT is greater than or equal to
  100 percent of Budgeted EBIT and less than
  110 percent of Budgeted EBIT                      30 percent of base salary

  If actual EBIT is greater than or equal to
  110 percent of Budgeted EBIT and less than
  120 percent of Budgeted EBIT                      40 percent of base salary

  If actual EBIT is greater than or equal to
  120 percent of Budgeted EBIT                      50 percent of base salary


     Employee's cash bonus for any fiscal year shall be paid within 30 days after Employer's independent auditors have delivered Employer's audited financial statements for such fiscal year, but in no event later than one hundred twenty (120) days following the end of the fiscal year.

     If Employer's actual EBIT is less than 80 percent of Budgeted EBIT, a cash bonus may be paid to Employee but solely at the discretion of the Board of Directors.

4. Business Expenses: Employer shall pay or reimburse Employee for all reasonable expenses that are incurred by Employee in furtherance of Employee's duties including without limitation, travel, meals and hotel accommodations, upon submission by Employee of vouchers or itemized lists thereof prepared as may be required in order to permit such payments as proper deductions to Employer under the Internal Revenue Code of 1986, as amended, and the rules and regulation adopted pursuant thereto and in effect at that time.

5. Duties: Employee shall devote substantially his full business time to the business of Employer and shall devote his best efforts in connection with his employment by Employer. Employee shall serve as the Employer's President and Chief Executive Officer and shall be responsible to the Board of Directors of Employer.

     In addition, if requested to do so, the Employee shall serve as an officer and/or director of Rostone Corporation, a Delaware corporation ("Rostone"), at no additional compensation. Rostone is an affiliated company of the Employer in the following respect: the Employer is a wholly-owned subsidiary of Chatwins Group, Inc. ("Chatwins"). Chatwins owns 49% of the outstanding capital stock of

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CGI Investment Corp. ("CGIIC") and has an option to purchase the remaining 51%
of such stock. CGIIC owns approximately 94% of the outstanding common stock and 100% of the outstanding preferred stock of Rostone. It is understood and agreed that, for purposes of this Agreement, time spent by the Employee on Rostone's business shall be deemed to be time spent in compliance with the first sentence of this Paragraph 5.

6. Additional Benefits: Employee shall receive the following additional benefits:

     6.1 Holidays: Vacation: The Employee shall be entitled to such holidays as are generally granted to employees of Employer. During the term of this Agreement, Employee will be entitled to four weeks of vacation per year or such other vacation time as may be agreed to by Employer and Employee.

     6.2 Insurance: Employee and his spouse, if any, also shall be entitled to receive such benefits under medical insurance plans, life and disability insurance and otherwise, as are provided to all other executives of Employer.

     6.3 Other Benefits: Employee shall be eligible for participation in any other present or future pension, retirement, stock option, stock purchase, insurance and other employee benefit plans (other than incentive compensation, bonus, profit sharing and other similar plans), for which all other executive employees of the Employer are generally eligible. It is understood that entitlements which may accrue to Employee pursuant to such arrangements may differ from those which accrue to other employees, such differences being based, in the discretion of the plan administrators, upon differences in their respective duties, responsibilities and performance.

     6.4 Car Allowance: Employer shall pay a car allowance of $1,000 per month for the rental of an automobile to be selected by Employee. In addition, the Employer shall pay for or reimburse the Employee for gasoline and routine maintenance for or on such automobile. The Employee shall be responsible for all other costs and expenses relating to such automobile, including, without limitation, insurance, taxes and major maintenance.

     6.5 Split Dollar Policy: During the term of this Agreement, the Employer shall provide a Split Dollar Term life insurance policy on the Employee's life with a death benefit, in the amount of $2,000,000 in proceeds payable to beneficiaries designated by Empioyee. Employer shall be designated as the owner of this policy. If Employee's employment by Employer terminates for any reason other than death, then upon the written request by Employee within 30 days of such termination, any such life insurance policy existing pursuant to the provisions of this paragraph shall be assigned to Employee provided that Employee and the carrier each provide the Employer with reasonably satisfactory releases from all obligations and liabilities pursuant to, and with respect to, the policy. In addition, as a condition precedent to such assignment,

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Employee shall reimburse Employer for any amounts paid with respect to the policy subsequent to termination of Employee's employment.

     6.6 Deferred Compensation: The Employee shall be eligible to earn deferred compensation at the rate of $3,333.33 per month during the term of this Agreement in accordance with the terms of this Paragraph 6.6. The Employer shall open and maintain an interest-bearing account (the "Deferred Compensation Account") at a bank and shall deposit $3,333.33 per month in such account during the term of this Agreement. The Deferred Compensation Account shall be separate and distinct from all other of the Employer's accounts, and the funds therein shall not be commingled with any other funds of the Employer or, until such time, if any, as the Employee no longer has any right to receive any deferred compensation hereunder, used by the Employer for any purpose other than to pay the Employee deferred compensation, if earned, as provided herein. Notwithstanding the foregoing, the Deferred Compensation Account shall at all times remain subject to the claims of Employer's creditors. By no later than the Required Payment Date (as defined below), the Employer shall pay over to the Employee or, if applicable, his estate, all amounts (including interest) in the Deferred Compensation Account unless prior to such date an Event of Forfeiture (as defined below) has occurred. Any such payment shall be subject to the Employer's compliance with applicable federal, state and local withholding requirements. If an Event of Forfeiture occurs, then, in such case, (i) the Employee shall not be entitled to receive payment of any amounts from the Deferred Compensation Account or otherwise be entitled to any deferred compensation under this Paragraph and (ii) the Employer shall be entitled to retain and use for any purpose the funds in the Deferred Compensation Account.

     As used herein, the following terms having the following meanings:

     "Event of Forfeiture" means the termination of the Employee's employment with the Employer pursuant to Paragraph 8.6 or 8.8 of this Agreement

     "Required Payment Date" means the earlier to occur of (i) January 10, 1998 or (ii) a date which is thirty days after any termination of the Employee's employment with the Employer for any reason other than pursuant to Paragraph 8.6 or 8.8 of this Agreement.

     6.7 LTIP: The Employer shall establish a Long-Term Incentive Plan (the "LTIP"). The Employee and, at the Employer's discretion, certain other employees of the Employer and its subsidiaries shall be eligible to participate in the LTIP. It is intended that the LTIP shall be generally similar in substance to the long-term incentive plan maintained by Chatwins Group, Inc., the Employer's parent company, with which plan the Employee is familiar. Within 60 days after the end of each fiscal year of the Employer during the term hereof in respect of which the actual EBIT equals or exceeds Budgeted EBIT for such year, the Employer shall grant to the Employee that number of incentive units (such term

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to be defined in the LTIP) whose aggregate value (determined in accordance with the provisions of the LTIP) then or as of the applicable valuation date is $100,000. If this Agreement is not terminated prior to January 1, 1998, then, in such case, on or before April 30, 1998 the Employer shall purchase all incentive units then owned by the Employee at the value thereof calculated in accordance with the terms of the LTIP. The purchase price thereof shall be payable in accordance with the terms of the LTIP. In the case of termination of this Agreement prior to January 1, 1998, the rights and obligations of the parties with regard to the LTIP are set forth in Paragraph 9.

7. Non-Competition Covenant: Notwithstanding any other provision of this Agreement, during the term of this Agreement and the first 12 months after the termination of Employee's employment for any reason other than pursuant to Paragraph 8.3, 8.4 or 8.5, Employee agrees that he will not directly or indirectly engage in or have any interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant or otherwise) that engages in any activity in any state which is competitive with the Employer. If, in any judicial proceedings, a court shall refuse to enforce the covenant relating to that state, then the unenforceable covenant relating to that state shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining covenants with respect to other states to be enforced. If Employee engages in activities in contravention of any provision of this Paragraph 7, Employer's obligations to make monthly installments of the additional pay pursuant to Paragraph 9 below shall cease. In addition, Employee shall be subject to all other remedies available to Employer in law and equity, including, but not limited to, specific performance and termination pursuant to Paragraph 8.6. Notwithstanding anything contained herein to the contrary, nothing shall be deemed to prohibit the Employee from owning less than 5% of the securities of any entity the securities of which are traded on a national securities exchange or are regularly quoted on the over-the-counter market.

8. Termination: This Agreement shall be terminated upon the happening of any of the following events:

     8.1 Whenever Employer and Employee shall mutually agree in writing to terminate this Agreement.

     8.2 By the death of the Employee.

     8.3 By permanent disability of the Employee that renders him permanently unable to perform his duties. Employee's disability shall be determined and certified by a physician selected by Employee and acceptable to Employer.

     8.4 By the Employer without cause upon thirty days' written notice of such termination.

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     8.5 By reason of the breach of Employer of any of the material terms of this Agreement. In the event of a claim of any such breach, the procedures set forth in Paragraph 8.6 (other than the first sentence) shall apply mutatis mutandis.

     8.6 By reason of the breach by the Employee of any of the material terms of this Agreement, including without limitation, Employee's failure or refusal to perform any duties reasonable required of Empioyee hereunder, any breach by Empioyee of his legal duty of loyalty to the Employer, any breach by Employee of his obligations under Paragraph 7 hereof and acts of dishonesty. Employer must give Employee written notice of any breach under this Paragraph 8.6 specifying the alleged acts which constitute the breach. Employee shall have 10 days to respond in writing to respond in writing to such allegations. If the Employee shall dispute the allegations, the issues shall be submitted promptly to a single arbitrator appointed by the American Arbitration Association (the "AAA") in Syracuse, New York, who shall decide the issue pursuant to AAA rules for commercial arbitration. The arbitrator's decision as to whether a breach justifying dismissal under this section has been committed shall be final and binding. The party prevailing in the arbitration shall pay the costs thereof.

     8.7 By reason of the written election of Employee during the 30-day period following the Sale of the Employer to a person or entity other than (i) an entity or person listed on Schedule B attached to and made a part of this Agreement, or (ii) a person or entity who or which currently owns 15 percent or more of the voting common stock of any entity listed on Exhibit B, or (iii) a group of persons, entities or both currently controlled by, or controlling, persons or entities described in clauses (i) or (ii) above. As used herein, the term "Sale of the Employer" means the sale of all or substantially all of the business and assets of the Employer or the saie of more than 50% of the voting stock of the Employer or a merger or consolidation involving the Employer which results in the shareholders (direct or indirect) of the Employer immediately prior to the closing thereof owning less than 50% of the voting stock of the surviving entity immediately after the closing thereof.

     8.8 By the Employee without cause prior to January 1, 1998 upon thirty days written notice of such termination.

9. Pavments on Termination: In addition to any other amounts due the Employee pursuant hereto:

     a) In the event that this Agreement is terminated pursuant to Paragraph 8.3, 8.4 or 8.5 or in the event of a Non-Renewal Termination (as defined below), the Employee shall be entitled to:

            i) Subject to Paragraph 10, additional pay in a sum equivalent to 24 months' salary (at the rate in effect on the date of termination). Such

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compensation shall be paid to the Employee (or to the Employee's estate or designated beneficiary in the case of the Employee's death) in 24 equal monthly instaliments commencing on the last day of the month following the date the termination becomes effective, and continuing on the last day of each of the 23 subsequent months; and

          ii) a portion of any cash bonus pursuant to Paragraph 3.2 hereof and/or any LTIP benefit pursuant to Paragraph 6.7 hereof that would otherwise be due the Employee had the Employee remained employed through the last day of the year the Employee's employment terminated. The amount due the Employee pursuant to this Paragraph shall be prorated based on the number of days in the year prior to the date of termination and shall be paid in the same manner as set forth in Paragraphs 3.2 and/or 6.7, as applicable.

     As used herein, the term "Non-Renewal Termination" means the termination of the Employee's employment on January 1, 1998 if prior thereto the Employer has not offered to continue such employment for a period of not less than two years at a salary of not less than $265,000 per year and with benefits comparable to those provided for in Paragraphs 6.1, 6.2, 6.3, 6.4 and 6.5.

     b) Upon termination of this Agreement pursuant to the provisions of Paragraph 8.2, 8.6 or 8.8, all salary and other obligations of Employer to Employee under this Agreement, shall cease as of the date of termination, except to the extent otherwise required by applicable law.

     c) Upon termination of this Agreement pursuant to Paragraph 8.7, the Employee shall be entitled to the following:

          i) Subject to Paragraph 10, the Employer shall continue the Employee's salary for a period of 36 months following the date of termination of employment at the rate in effect on such date.

          ii) The Employer shall continue coverage of the Employee and his spouse in the Employer's group health insurance plan (at no cost to the Employee) for a period ending on the earlier to occur of (A) the date, if any, on which the Employer ceases to maintain a group health insurance plan for its employees generally or (B) the third anniversary of the date of termination of employment; provided that the Employee and his spouse continue to be insurable and eligible for inclusion in such group plan under the terms of the applicable insurance policy and the rules and requirements of the insurance company.

         iii) The Employer shall purchase all incentive units then owned by the Employee under the LTIP for a price equal to the greater of (A) $1,000,000 or
(B) their value as calculated in accordance with the terms of the LTIP. Such purchase price shall be payable in accordance with the terms of the LTIP.

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10.   The obligation of the Employer to make salary continuation or other payments pursuant to Paragraph 9 (a)(i) or 9 (c)(i) shall be reduced dollar-for-dollar by (A) any salary or other compensation earned by the Employee (whether or not paid) as an employee, consultant or otherwise through the rendering of services to others prior to the end of such salary continuation or other payment period and (B) any disability insurance payments paid or payable to the Employee during or for such period under any disability insurance coverage for which the Employer paid the premiums (excluding Tuff Tie Corporation).

11. Annual Physical: During the term of this Agreement, the Employer shall pay for an annual physical examination for the Employee to be performed by a doctor or medical facility selected by the Employee and approved by the Employer.

12. Notices: For the purposes of this Agreement, notices and demands shall be deemed given (i) at the time they are delivered personally, or (ii) three days after they are deposited in the United States mail, as certified mail or registered maii, return receipt requested, postage prepaid, provided that such delivery occurs personally or at the following address: in the case of Employer:
104 South Warner Street, Oneida, New York 13421, with a copy to Mr. Charles E. Bradley (for so long as he is director of the Employer), c/o Stanwich Partners, Inc., One Stamford Landing, 62 Southfieid Avenue, Stamford, CT 06902; In the case of the Employee: 104 Hunt Valley Road, Oneida, New York 13421. Either party may change address by giving the other party notice of such change in the aforementioned manner, except that notice of change of address shall only be effective upon receipt. A delivery shall be deemed to occur personally and follows: In the case of the Employee, when handed to the Employee, and in the case of the Employer, when handed to a member of the Board of Directors of Employer.

13. Board of Directors Position: The Board of Directors of Employer will undertake its best efforts to cause Employee to be elected and remain as a director of the Employer and of all direct and indirect subsidiaries of the Employer. The Employee shall not be entitled to any additional compensation for serving as a director of the Employer or its subsidiaries.

14.   Miscellaneous:

      14.1 No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Employee and on behalf of Employer by an officer other than Employee specifically designated by the Board of Directors of Employer.

      14.2 No waiver by either party hereto at any time of any breach by the other party or of compliance of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

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     14.3 The validity, interpretation and construction of this Agreement shall be governed by the laws of the State of New York.

     14.4 The headings for the paragraphs of this agreement are inserted for convenience only, and shall not constitute a part hereof.

     14.5 The terms and conditions of this Agreement shall insure solely to the benefit of and be binding upon the heirs and the respective successors and assigns of the parties hereto. There are no third party beneficiaries of this Agreement.

     14.6 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

     14.7 This Agreement (i) constitutes the entire understanding of the parties with respect to the subject matter hereof and (ii) supersedes and replaces all prior agreements, whether oral or in writing, with respect to such subject matter.

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                                EMPLOYER:

                                ONEIDA MOLDED PLASTICS CORPORATION
                                A New York Corporation



                                By: /s/ CHARLES E. BRADLEY
                                    ------------------------------

                                Name: Charles E. Bradley
                                     -----------------------------

                                Title: Director
                                      ----------------------------


                                EMPLOYEE:

                                /s/ DAVID N. HARRINGTON
                                ----------------------------------
                                David N. Harrington

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                                  EXHIBIT A

(Attached to and Made a Part of The Employment Agreement Dated as of April 1995 Between Oneida Molded Plastics Corporation and David N. Harrington)

     For purposes of paragraph 3.2 of the Employment Agreement, the following definitions shall apply.

1. "EBIT" means, with regards to any fiscal year, the consolidated earnings of the Company and Rostone Corporation before interest and taxes for such fiscal year determined in accordance with GAAP as set forth in the audited financial statements of the Company and Rostone Corporation.

2. "Company" means Oneida Molded Plastics Corporation ("OMPC") and each direct and indirect Subsidiary of OMPC.

3. "Subsidiary" means a corporation 80% or more of whose voting stock is owned by OMPC.

4. "Budgeted EBIT" means (i) $2,181,400 (OMP) and $2,719,000 (Rostone) for the fiscal year ended December 31, 1995 and (ii) such amounts as are specified as such by OMPC's Board of Directors for the fiscal year ending December 31, 1996 and 1997.

5. "GAAP" means generally accepted accounting principals as in effect from time to time.
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                                   EXHIBIT B

(Attached to and Made a Part of The Employment Agreement Dated as of April 1995
      Between Oneida Molded Plastics Corporation and David N. Harrington)



                            Texon Energy Corporation

                                 Sanitas, Inc.

                             DeVlieg-Bullard, Inc.

                            Stanwich Partners, Inc.

                              Rostone Corporation

                       Consumer Portfolio Services, Inc.

                               Charles E. Bradley

                                 John G. Poole

                            Reunion Resource Company